Calculation of Filing Fee Tables
S-8
Sensata Technologies Holding plc
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Ordinary Shares	Other	123,176	$ 28.495	$ 3,509,900.12	0.0001531	$ 537.37
Total Offering Amounts:						$ 3,509,900.12		$ 537.37
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 537.37
Offering Note
[1]	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement on Form S-8 (the "Registration Statement") shall also cover any additional shares of the Ordinary shares, 0.01 Euro nominal value per share, of the Registrant (the "Ordinary Shares") that become issuable under the inducement time-based restricted stock unit awards referenced in the Registration Statement by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant's outstanding Ordinary Shares. This Registration Statement covers 123,176 Ordinary Shares, which are issuable pursuant to inducement time-based restricted stock unit awards made pursuant to and in accordance with the employment inducement exception under New York Stock Exchange Listed Company Manual Rule 303A.08. Estimated in accordance with Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $28.495 per share, the average of the high and low prices of the Registrant's common stock as reported on the New York Stock Exchange on January 7, 2025, which date is within five business days prior to the filing of this Registration Statement.